GA GARNERAGENCY

"Every Successful Project Begins with a Plan!"

Marketing Strategy & Proposal

Client:	Sekur
Contact:	Alain Ghiai
Date:	8/11/23
Start Date	8/15/23
URL:	https://sekur.com/

Sekur is considered a very niche company. As marketers, we need to be experimental in the early stages and build our campaigns around analyzing data that comes in over time. We will blend this data with strategy from our observations and your expertise, especially since there is no ad campaign history to benchmark against, to achieve sales goals that we have discussed .

Below, we have outlined our recommended strategies in order of importance for the initial phase of the digital marketing campaign (months 1-3). Following the initial phase, we will have compiled a wealth of knowledge around the areas that are most effective in generating sales.

Cold Audience Targeting

We recommend a portion of your ad budget go towards 'Cold Audiences.' These are people who fit the demographic of your customer but have not heard of Sekur. We will target these audiences using both Google and Facebook ads.

Google Ads - Cold Audience

Search Campaigns

Google is a powerful tool for cold audiences because we can go after people with 'direct search intent.' These people have not heard of Sekur, but because they googled "virtual private networks" for example, we know that they are not only a good fit for you, but we also know they are ready to buy right now. This is the most valuable lead you can have and is why Google is so essential. We recommend putting a significant amount of budget towards these people. We consider google search audiences the most qualified leads to put in the top of your sales funnel.

Google also has incredible smart learning capabilities (*Google uses AI to improve ad performance and to learn our preferences that we set in managing your ad campaigns*) that we will leverage to get your brand out. We will use a combination of 'broad keyword match types' and 'responsive search ads' to find search terms and markets that we may fit into that we never knew existed. A very simple example of this would be us putting in 'vpn ' to learn that a larger market exists searching for 'internet security .'

The chart below shows a list of keywords that we compiled during the discovery process. These keywords fit your product offering, have healthy search volume, and are also being targeted by your competitors.

Keyword	Monthly Search Volume	AVG CPC
Secure Email	12,700	$5.62
Encrypted Email	15,100	$6.20
Private Email	66,100	$3.13
Private Email Provider	1,100	$5.31
VPN	4,690,000	$2.00

Facebook Ads - Cold Audience

Facebook Targeting

Facebook undoubtedly has the best targeting metrics any marketing platform has to offer. We will use these to target an ideal customer. After creating brand awareness ads that highlight the brand, the value, and promotions, we will target audiences using these tools provided by Facebook. We will begin with Top of Funnel (TOFU) Branding Ads and Mid Funnel (MOFU) Descriptive Ads. Our targeting metrics will include the following:

- Demographics - Gender, Age, Marital Status, Ethnicity
- Interests - Republican, Digital Privacy, Military, Business Owners
- Email Lookalikes - People who closely resemble the people who gave you their information. We will take your existing email database from customers who have purchased from you or email addresses you have and load these into the ad platforms. We then have options of presenting your ads to people on a scale of 1-5, 1 being the exact audience of the list, 2 matching as close to the list who have similar interests to 5 being as broad as it gets.
- Related Website Visitors - We will be sure to tell Facebook to target anyone who has targeted any competitor sites.

Warm Audience Targeting (retargeting)

Once time, money, and data have gone into accruing views to your website and products, we want to immediately build our retargeting audience campaigns. These clicks are typically cheaper with higher return on ad spend 'ROAS' because these people have already educated

themselves around Sekur and just need that last notice to turn themselves from a lead to a customer.

Google - Warm

Through Google, we will add retargeting to remind people about Sekur and optimize spending on repeating visitors, but it has nowhere near the impact we see retargeting with Facebook. We mainly view Google as a top of funnel lead and sales generator.

Facebook - Warm

This is where Facebook becomes more important than Google. We will upload all of our data from Google Analytics and provide ads (often promotional ads) to convert people who are familiarized with Sekur. We will target audiences using the following tools:

- Facebook/Instagram Engagement
- Website Visitors - Past 90 Days
- Website Checkout Abandoners - Past 90 Days

This area is where most attention is put into marketing and where a lot of content and promotions will go. We will need to discuss what promotions we could advertise.

Email Marketing

We will automatically include any customer email addresses into our database. At the same time, we will begin an email collection campaign from the site.

- Begin with a popup on site that captures emails in return for X% off sitewide or X% off next purchase of $40 or more. Keep those leads for email marketing and audience targeting in ads.
- Upload list to MOFU ad audiences and retargeting for Bottom Funnel (BOFU) sales campaigns later down the road.
- Push BOFU promotional ads and emails out at the same time for seasonal boosts in revenue.

Campaign Ramp Up

In general, industry marketing principles suggest brands spend anywhere from 5%-10% of revenue for more seasoned businesses; however, that could be as high as 35-40% for a new business or one that is in an emerging market with a lot of competition.

We typically start off campaigns in what we call a ramp up phase with a lower ad spend, and over the first 90 days, we will increase the ad spend after finding the optimal ad spend, ad platforms, and targeting metrics. The reason we do this is so that we have the opportunity to test multiple tactics so that we can learn where your ad dollars have the most impact and also where the ad platform algorithms can learn our audience and preferences.

In addition, during this period we run tests to see where the ideal threshold we can achieve in healthy ROAS until there is a diminishing return, meaning we ramp up ad spend incrementally and reach a point to where we have found the "sweet spot" of ad spend balanced to your target ROAS. For example, if we run a campaign ad spend on a particular ad platform such as Google, we may begin with an initial monthly budget of $500/30 = $16/daily spend. As the ad runs, we begin to glean analytics on the performance of the ad. Then we will make incremental adjustments on audience targeting, ad copy, and/or graphics and ramp up ad spend.

We tell the platforms our targeted ROAS, and we scale the ad spend up so long as we are staying close to the target ROAS. When we begin seeing the ROAS drop, we back off on the ad spend as we have typically found the sweet spot on ads.

During the next stage, we can scale up campaigns across the board and move to more conversion oriented ads. We also begin exploring additional keywords and audiences to target as well as adding additional media channels.

Projected Returns

Targeting cold audiences and creating a marketing environment does require us to spend money without the best possible ROAS for the first 90 days. This cycle requires time to learn the best audiences to target, to determine the best campaigns to spend ad budget in, and to let machine learning within Google and Facebook do its thing.

After the initial 90 day ramp up period, we will transition the target ROAS to be between 2:1-4:1. We believe this to be a healthy ROAS.

The initial ramp up period provides a wealth of information and long term benefit for your brand, but in some cases the return may be lower than revenue. However, this is not a loss. Each customer who has seen your ad and especially those who have clicked them are now in your funnel which allows us to target those users and turn them into buyers. The industry average of number of impressions to sales is 3:1, meaning it typically takes someone 3 clicks/visits before they commit to making a purchase. With the tools we utilize, we can set the frequency an individual sees your ads.

Search Engine Optimization (SEO)

SEO in an ongoing process in order to optimize your website's visibility in the eyes of search engines. It is primarily broken down into the following categories: OnSite Technical Optimization,OnSite Content Optimization, and Offsite (backlink strategy)

Process: Our SEO process consists of initial audits and strategies centered around 4 core areas as outlined below. Once the strategy has been determined, the ongoing implementation, analytics and reporting will be presented in a monthly campaign report.

- Keyword Research and Analysis: determine the highest value target keywords that have a high search volume, initially up to 10 keywords to focus efforts.
- Technical SEO Audit: To identify any impediments that could inhibit search engines from adequately crawling and indexing the site/pages. It's important to note that just running standard audit tools don't necessarily reveal a deeper deficit, we dive into the core elements of each element to ensure every aspect is relevant to the desired keyword. For example, your H1 title tags on a landing page should be related specifically to the target keyword you wish to be ranked for.
- Content Gap Analysis: To identify where there is a deficit of relevant content related to the selected keywords and draft an ongoing content development and distribution strategy. We carefully analyze content to ensure it's relevancy to the target keyword list and that it's written in a way that does not appear to be spammy to search engines.
- BackLink Audit/Strategy: Ongoing process of identifying the health of backlinks and disavowing low quality backlinks while crafting strategies to identifying and obtain high value anchor text keywords from targets with a high Trust and Citation Flow.

Pricing Considerations

In consideration for a reduction in the normal upfront costs and monthly fee's associated with Garner Agency's services, Sekur has offered the issuance of shares in lieu to offset the difference. Garner Agency, Inc. is an operating company under the Garner Corporate Enterprise, shares will need to be issued to Garner Capital Investments, LLC.

Garner Agency and Sekur agree to the following:

- Upfront cost $20,000 to be paid with 200,000 shares
- Monthly Digital Marketing management: $5,000 in cash and $3,500 in shares per month from August 15 until December 31, 2023. Post December 2023, if Nasdaq approval comes, Sekur will pay in cash $8,500/month. If Nasdaq is not yet done, Sekur will continue monthly $5,000 with $3,500 paid in shares (at prevailing price at that time, to be determined).
- OPTIONAL SEO $5,000/month plus maximum $750 for 4 blog posts per month (optional in case Sekur wants to hire its own).
- Termination clause: 30 days notice: Beginning in Jauary 24, 2024, either party may terminate this agreement with 30 day notice.

Get Started

In order to get started, please sign and date this document and return it back to us along with the payment listed below.

Monthly Campaign Management	Price
Client: Sekur	
❑ Campaign Management (Monthly)	
❑ Google - 10 keywords	$5,000
❑ Social - 3 campaigns	$3,500
❑ Social Platforms	
❑ Facebook	Included
❑ Instagram	Included
❑ LinkedIn	Not Included
❑ Email Marketing - 2 per month	Not Included
❑ Landing Page Development Direction	Included
❑ CRO Review and Audit	Included
❑ Graphic Design & Ad Messaging	Included
Sub Total for Ad Campaign Management (reduced from $8,500 to $5,000 in lieu of Sekur shares)	**$5,000**
Basic SEO Plan (Optional)	**$5,000**
Total Monthly Investment	**$10,000**
Recommended Monthly Ad Spend (up to)	$8,500-$10,000

Note: Monthly Ad Spend will be charged directly to the client by the platform. Payment for management fees are due on the 1st of each month's upcoming campaign.

VENDOR

Garner Agency, Inc.

321 Hwy 51, Suite D,
Ridgeland MS, 39157

<u>Mailing Address</u>:
P.O. Box 4039
Madison, MS 39130

601-750-9303

info@garner.agency

CLIENT

Company GlobeX Data Inc.

Your Name Alain Ghiai

Title CEO

Phone +1.646.452.7177

Email partners@sekur.com

Signature Alain Ghiai
Alain Ghiai (Aug 14, 2023 11:29 PDT)

Date Aug 14, 2023

Your signature represents that you are a duly authorized agent of your organization and agree to be legally bound by the terms and conditions of this agreement. You hereby accept and authorize the commencement and payment for the project described above.